EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For further information contact:
Oryx Technology Corp.
Philip Micciche
(408) 979-2955

             ORYX TECHNOLOGY CORPORATION MAKES AN ADDITIONAL EQUITY
                    INVESTMENT OF $200,000 IN S2 TECHNOLOGIES

SAN JOSE, CA (May 20, 2003) -- Oryx Technology Corporation (OTCBB: ORYX), a technology licensing, investment and management services company, today announced it has made an additional investment of $200,000 in S2 Technologies ("S2"), an early-stage developer of test and integration software solutions for embedded systems. As a result of this latest investment, Oryx now has an equity ownership in S2 of approximately 39% on a fully diluted basis.

Commenting on the transaction, Phil Micciche, President and Chief Executive Officer of Oryx, said, " I am very pleased that despite the challenging times in the private equity market all existing investors of S2 Technologies participated in this round, raising a total of $875,000. These funds will support S2 Technologies' sales launch of its flagship product StrideTM.

"Over the last few months S2 has successfully sold into two major OEMs and continues to achieve advancements with product evaluations at numerous OEMs. Customers have been able to realize significant saving using Stride which has resulted in follow on orders. I am still very confident about the long-term success of the Stride technology and will continue to assist and support S2 Technologies in their business endeavors," Micciche concluded.

STRIDE is the only real-time operating system (RTOS) agnostic, interface-centric, and platform independent tool currently on the market that will allow engineering teams to quickly and efficiently meet new product development requirements. STRIDE's suite of embedded software and middleware products is designed to help engineers shorten the product development cycle.

Company Profile

Headquartered in San Jose, California, Oryx Technology Corporation is a technology licensing, investment and management service company with a proprietary portfolio of high technology products in surge protection. Oryx also provides management services to early-stage technology companies through its affiliate, Oryx Ventures, LLC. Oryx's common stock trades on OTC Bulletin Board under the symbol ORYX.

Forward-Looking Statements

Certain of the matters discussed in this release are forward-looking and involve a number of risks and uncertainties. Oryx's actual results could differ materially from those described for a variety of factors. Such factors could include, but are not limited to, those discussed in "Risk Factors" and "Management's Discussion and Analysis" in Oryx's Forms 10-KSB , as well as those discussed elsewhere in other public filings made by Oryx with the Securities and Exchange Commission. Among the factors that could cause actual results to differ materially are the following: adverse changes in the specific markets for Oryx products, adverse business conditions, dependence on licensees of Oryx technology for the commercial success of new products, lack of success in technological advancement, management of cost controls and cash resources, need for additional financing and other factors.

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